Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS STRONG SECOND QUARTER RESULTS AND RAISES FULL YEAR GUIDANCE

•                  EARNINGS PER SHARE UP 42 PERCENT

•                  FULL YEAR GUIDANCE RAISED TO RANGE OF $4.00 - $4.20 PER SHARE

•                  NEW AWARDS OF $5.8 BILLION, RECORD BACKLOG OF $25.7 BILLION

IRVING, TEXAS – August 7, 2007 – Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2007.  Net earnings rose 44 percent to $96 million, or $1.05 per diluted share, compared with $67 million or $0.74 per diluted share for the same period last year.  Operating profit for the quarter was $187 million, compared with $162 million in the second quarter of 2006.  All business segments posted substantial growth in revenue and profit over last year, with the exception of Government which declined as expected.    Revenue grew by 22 percent to $4.2 billion, compared with $3.5 billion in the second quarter of 2006, mainly due to significant growth in the Oil & Gas and Power segments.

New project awards for the second quarter were $5.8 billion, equal to the record-setting quarter a year ago.  This quarter included a $1.7 billion award for the TXU Oak Grove coal-fired power units in Texas.  Consolidated backlog rose to another new company record of $25.7 billion, up 43 percent from a year ago and up 8 percent sequentially over the prior quarter.

Corporate G&A expense for the quarter was $52 million, compared with $54 million in the second quarter of 2006. Strong cash flows drove cash and cash equivalents to $1.5 billion, up from $1.1 billion last quarter and $585 million a year ago.

“Fluor continues to capitalize on the market for major new energy and infrastructure capital programs globally, as evidenced by the robustness of our new awards and backlog,” said Chairman and Chief Executive Officer Alan Boeckmann. “Strong operating performance and substantial market opportunity continues to reinforce our confidence in the business outlook.”

Outlook

All business segments delivered operating results that exceeded our expectations for the second quarter. New awards continue to be very strong, including major awards in the oil, gas, petrochemicals, power and mining markets. We are very encouraged by the overall strength of financial results to date and, as a result, we are increasing our full year guidance for Earnings Per Share to a range of $4.00 to $4.20 per share for 2007. Our previous guidance for 2007 was a range of $3.50 to $3.80 per share.

Business Segments

Fluor’s Oil & Gas segment reported second quarter revenue of $2.1 billion, up 65 percent from the second quarter of 2006. Operating profit grew to $101 million, up 31 percent over 2006. Results reflect continued strength in world energy markets and the associated increase in new project awards over the last two years. Operating margin was 4.7 percent, down from 5.9 percent a year ago, as a number of large projects transition from engineering to the construction phase which typically generates lower margin percentages. New oil, gas and petrochemical awards in the second quarter totaled $2.1 billion, including a large poly-silicon plant and refinery expansion work in the United States and a refinery project in Europe. Ending backlog at June 30, 2007 for Oil & Gas rose to $14.0 billion, a 68 percent increase from a year ago.

Fluor’s Industrial & Infrastructure segment reported revenue of $877 million, up 17 percent over last year. Operating profit was $23 million, a 27 percent increase over the second quarter of 2006. Strong performance across the segment, especially in mining, drove both revenue and operating profit higher. Operating margins were 2.6 percent, up from 2.4 percent a year ago. New awards of $1.1 billion for the quarter included a significant mining project in Australia. Backlog rose to $5.7 billion, up 6 percent from $5.4 billion a year ago.

As anticipated, revenue for the Government segment declined to $325 million for the second quarter, compared with $816 million a year ago. Operating profit was $9 million, down from $25 million a year ago, and operating margin was 2.9 percent compared with 3.0 percent last year. The second quarter of 2006 benefited from contributions from hurricane relief work for the Federal Emergency Management Agency (FEMA), Iraq reconstruction work and the Fernald project. Second quarter new awards totaled $181 million, and ending backlog was $428 million.

The Global Services segment reported revenue of $598 million, up 24 percent from $483 million in the second quarter of last year. Revenue increases continue to be driven primarily by growth in operations and maintenance (O&M) activity. Operating profit grew by 21 percent to

$48 million, reflecting strong growth from both the O&M and equipment services business lines. Operating margin was 8.1 percent, level with last year. New awards were $570 million including a major multi-year contract renewal, which brought backlog to $2.6 billion at the end of the second quarter.

Fluor’s Power segment reported revenue of $280 million, up 164 percent from $106 million in the second quarter of 2006. Operating profit was $6 million in the second quarter, compared with $3 million a year ago. Operating margin was 2.3 percent. Power segment new awards were $1.8 billion, reflecting the engineering, procurement, construction and commissioning of two 800 megawatt coal-fired power units for TXU. Ending backlog for the quarter rose to $3.0 billion, more than double the $1.4 billion at the end of last quarter.

Results for the Six Months

Net earnings for the first six months of 2007 were $180 million, or $1.99 per diluted share. This compares with $155 million, or $1.74 per diluted share, for the first six months of 2006. Revenue rose 11 percent to $7.9 billion, compared with $7.1 billion in the first half of last year.

Second Quarter Call

Fluor will host a conference call today at 5:30 p.m. Eastern Daylight Time. Investors can listen to this webcast live by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $14.1 billion in 2006. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming partners, resulting in cost overruns or liabilities; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on March 1, 2007. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2007	2006
Revenues	$4,221.5	$3,456.4
Costs and Expenses:
Cost of Revenues	4,034.3	3,294.9
Corporate G&A	51.8	54.3
Net Interest (Income) Expense	(8.1)	0.7
Total Costs and Expenses	4,078.0	3,349.9
Earnings before Income Taxes	143.5	106.5
Income Tax Expense	48.0	39.9
Net Earnings	$95.5	$66.6
Basic Earnings per Share
Net Earnings	$1.10	$0.77
Weighted Average Shares	87.2	86.3
Diluted Earnings per Share
Net Earnings	$1.05	$0.74
Weighted Average Shares	90.8	89.6
New Awards	$5,797.8	$5,755.6
Backlog	$25,698.8	$18,030.2
Work Performed	$4,110.9	$3,350.5

SIX MONTHS ENDED JUNE 30	2007	2006
Revenues	$7,863.3	$7,081.3
Costs and Expenses:
Cost of Revenues	7,498.6	6,735.4
Corporate G&A	97.1	96.1
Net Interest (Income) Expense	(12.3)	0.5
Total Costs and Expenses	7,583.4	6,832.0
Earnings before Income Taxes	279.9	249.3
Income Tax Expense	99.7	93.9
Net Earnings	$180.2	$155.4
Basic Earnings per Share
Net Earnings	$2.07	$1.81
Weighted Average Shares	87.1	86.1
Diluted Earnings per Share
Net Earnings	$1.99	$1.74
Weighted Average Shares	90.4	89.3
New Awards	$10,261.4	$9,581.4
Backlog	$25,698.8	$18,030.2
Work Performed	$7,658.9	$6,891.4

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2007	2006
Revenues
Oil & Gas	$2,140.9	$1,301.7
Industrial & Infrastructure	877.2	749.1
Government	325.1	816.2
Global Services	598.1	483.5
Power	280.2	105.9
Total revenues	$4,221.5	$3,456.4

$	%	$	%

Operating Profit Margin $ and %

Oil & Gas	$100.5	4.7	$76.5	5.9
Industrial & Infrastructure	22.6	2.6	17.8	2.4
Government	9.4	2.9	24.7	3.0
Global Services	48.2	8.1	39.9	8.2
Power	6.5	2.3	2.6	2.6
Total Operating Profit Margin $ and %	$187.2	4.4	$161.5	4.7

SIX MONTHS ENDED JUNE 30	2007	2006
Revenues
Oil & Gas	$3,822.5	$2,492.9
Industrial & Infrastructure	1,650.6	1,511.9
Government	671.0	1,950.0
Global Services	1,232.7	942.8
Power	486.5	183.7
Total revenues	$7,863.3	$7,081.3

$	%	$	%

Operating Profit Margin $ and %

Oil & Gas	$188.8	4.9	$133.2	5.3
Industrial & Infrastructure	43.7	2.7	31.4	2.1
Government	25.8	3.9	103.2	5.3
Global Services	95.1	7.7	75.5	8.0
Power	11.3	2.3	2.6	1.4
Total Operating Profit Margin $ and %	$364.7	4.6	$345.9	4.9

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30, 2007	DECEMBER 31, 2006
Cash and Cash Equivalents	$1,454.0	$976.1
Total Current Assets	3,608.7	3,323.6
Total Assets	5,280.3	4,874.9
Total Short-Term Debt	377.8	372.5
Total Current Liabilities	2,537.6	2,406.3
Long-term Debt	238.5	187.1
Shareholders’ Equity	1,880.6	1,730.5

Total Debt to Capitalization %	24.7%	24.4%
Shareholders’ Equity Per Share	$21.29	$19.66

SELECTED CASH FLOW ITEMS

($ in millions)

	SIX MONTHS ENDED JUNE 30
	2007	2006

Cash Provided (Utilized) by Operating Activities	$515.7	$(243.9)

Investing Activities
Capital Expenditures	(120.6)	(110.8)
Other Items	27.5	14.6
Cash Utilized by Investing Activities	(93.1)	(96.2)

Financing Activities
Increase in Short-Term Borrowings	—	100.0
Non-Recourse Project Financing	51.2	32.4
Cash Dividends	(35.0)	(17.8)
Other Items	15.9	24.9
Cash Provided by Financing Activities	32.1	139.5

Effect of Exchange Rate Changes on Cash	23.2	(3.6)

Increase (Decrease) in Cash and Cash Equivalents	$477.9	$(204.2)

Depreciation	$70.1	$56.1

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2007		2006		% Chg

Oil & Gas	$2,129	37%	$2,644	46%	(19)%
Industrial & Infrastructure	1,129	19%	2,267	39%	(50)%
Government	181	3%	443	8%	(59)%
Global Services	570	10%	280	5%	104%
Power	1,789	31%	122	2%	NM

TOTAL NEW AWARDS	$5,798	100%	$5,756	100%	1%

SIX MONTHS ENDED JUNE 30	2007		2006		% Chg

Oil & Gas	$5,034	49%	$4,448	46%	13%
Industrial & Infrastructure	1,543	15%	2,939	31%	(47)%
Government	309	3%	1,208	13%	(74)%
Global Services	1,326	13%	859	9%	54%
Power	2,049	20%	127	1%	NM

TOTAL NEW AWARDS	$10,261	100%	$9,581	100%	7%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2007		2006		% Chg

Oil & Gas	$14,034	54%	$8,353	46%	68%
Industrial & Infrastructure	5,660	22%	5,355	30%	6%
Government	428	2%	699	4%	(39)%
Global Services	2,608	10%	2,529	14%	3%
Power	2,969	12%	1,094	6%	171%

TOTAL BACKLOG	$25,699	100%	$18,030	100%	43%

United States	$11,474	44%	$6,420	36%	79%
The Americas	2,766	11%	3,058	17%	(10)%
Europe, Africa and the Middle East	9,767	38%	7,657	42%	28%
Asia Pacific	1,692	7%	895	5%	89%

TOTAL BACKLOG	$25,699	100%	$18,030	100%	43%

NM=Not meaningful

FLRF